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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Click2learn, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-68413, 333-83759, 333-42822, and 333-63916) and Form S-3 (Nos.
333-87425, 333-89615, 333-51858, and 333-75480) of Click2learn, Inc. of our report dated January 30, 2002 relating to the consolidated balance sheets of Click2learn, Inc. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and related consolidated financial statement schedule, which reports appear in the 2001 Annual Report on Form 10-K of Click2learn, Inc.


KPMG LLP

Seattle, Washington
March 28, 2002